                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant                        [X]
Filed by a Party other than the Registrant     [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material under Rule 14a-12

                                 BUY.COM INC.
                                 ------------
               (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

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2.   Aggregate number of securities to which transaction applies:

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3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.   Proposed maximum aggregate value of transaction:

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5.   Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:

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7.   Form, Schedule or Registration Statement No.:

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8.   Filing Party:

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9.   Date Filed:

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

Filed by buy.com, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

                                      ###

                               [LOGO OF buy.com]



Financial Inquiries:                                  Media Inquiries:
Robert Price                                          Kathy Beaman
949.389.2247                                          949.389.2247
robertp@buy.com                                       kathyb@buy.com
---------------                                       --------------


     buy.com(TM) ANNOUNCES SECOND QUARTER 2001 FINANCIAL RESULTS

ALISO VIEJO, CALIF., August 14, 2001 - buy.com (OTCBB: BUYX), The Internet Superstore, today announced financial results for the second quarter ended June 30, 2001.

Financial Performance

Revenues for the second quarter 2001 were $94.9 million, down from $193.2 million in the same period a year ago. Gross profit for the second quarter 2001 was $11.1 million compared to $11.8 million in the second quarter 2000. Cumulative customer accounts increased 43% to 4.0 million versus 2.8 million in the second quarter 2000. Repeat orders represented 70% of orders during the quarter, up from 61% in the first quarter 2001.

Net loss was $(5.7) million, or $(0.04) per share, compared with a net loss of $(33.6) million, or $(0.26) per share, in the second quarter of 2000, reflecting an improvement of 83%. Pro forma net loss (which excludes amortization of goodwill and intangibles; amortization of deferred loans and warrants; restructuring charge; and equity in income (losses) of joint ventures, net) was $(5.2) million during the second quarter 2001 compared to $(23.1) million in the second quarter of 2000.

During the second quarter 2001, gross margins, which include fulfillment expenses, increased to 11.7%, an improvement from 6.1% in the second quarter 2000. Gross margins were 11.6% in the first quarter 2001.

Operating expenses in the second quarter 2001 decreased 38% to $18.5 million from $29.8 million in the first quarter 2001, excluding the first quarter
restructuring charge.   Total operating expenses were $64.5 million during the
first quarter 2001.

     Cash and marketable securities at the end of the second quarter were $14.5 million of which $2.1 million is restricted under a certain letter of credit obligation. The Company's cash and marketable securities decreased $19.2 million during the second quarter, $14.2 million of such decrease was due to payments for the Company's remaining 2001 and 2002 buy.com Tour Sponsorship. As previously reported, the Company has initiated a lawsuit against the PGA Tour, alleging among other things, a breach of the sponsorship agreement. The trial is scheduled for December 2001.

     On Monday, August 13, 2001, the Company initiated a further reduction in its workforce. This reduction will result in the elimination of approximately 50 full-time positions or 40% of the workforce. The Company expects this reduction will result in annualized cost savings of approximately $4.3 million.

     As previously announced on August 10, 2001, the Company signed a definitive merger agreement with SB Acquisition, Inc., a company wholly-owned by Scott A. Blum, buy.com's founder, for a cash purchase price of $0.17 per share for all the Company's outstanding shares. The merger is subject to the approval of the Company's shareholders and to other closing conditions. The merger is expected to be completed before the end of November 2001. Also, as part of the merger transaction, SB Acquisition will immediately provide buy.com with interim financing of up to $9.0 million, subject to certain conditions being met.

Performance Metrics
Selected order activity and financial metrics regarding buy.com's performance include:

Certain Operating Metrics:                                 Q2 2001           Q1 2001            Q2 2000
--------------------------                             ---------------  -----------------  -----------------
AVERAGE ORDER VALUE                                              $167               $162               $192
Repeat order rate:
 .  % of revenue                                                    70%                64%                67%
 .  % of orders                                                     70%                61%                62%
Shipped orders (000's)                                            537                715                949
New Customers (000's)                                             161                278                362
Customer acquisition cost                                         $24                $22                $39
Revenue mix:
 .  Technology (Hardware/Software)                                  83%                82%                88%
 .  Non-Technology                                                  17%                18%                12%

about buy.com
buy.com, The Internet Superstore(TM) and low price leader, offers its approximately 4 million customers nearly 1,000,000 SKUs in a range of categories including computer hardware and software, electronics, wireless products and services, books, office supplies and more. Individuals and businesses can shop quickly and easily at buy.com 24 hours a day, 7 days a week. buy.com was named the "Best E-Commerce Site" by PC World magazine (June 2001), "Best Overall Place To Buy" by Computer Shopper Magazine (January 2001), the No. 1 electronics e-tailer in the PowerRankings by Forrester Research, Inc. (November 2000), and a "Best of the Web" in the computer and electronics category by Forbes Magazine (spring 2000 and fall 2000). buy.com, founded in June 1997, is located in Aliso Viejo, California. For more information visit www.buy.com. buy.com(TM) and The Internet Superstore(TM) are trademarks of buy.com Inc.

buy.com is a trademark or service mark of buy.com Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This release may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements. Important factors that may cause such a difference for buy.com are detailed in its filings with the Securities and Exchange Commission made from time to time, including its Annual report on Form 10K, filed with the Securities and Exchange Commission on March 29, 2001 and its quarterly reports on Form 10-Q. buy.com undertakes no obligations to release publicly any revisions to any forward-looking statements to reflect unanticipated events or circumstances. Factors that could cause buy.com's actual operating results to differ materially from those in forward-looking statements, include, but are not limited to, the inability to sustain vendor relationships on terms and conditions consistent with past dealings, the inability to raise additional working capital, its ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement its business plan, general economic conditions and other factors, the possibility of performance failure by its third party supply and fulfillment providers or the withdrawal of support or modification of credit terms with such suppliers and fulfillment partners, the occurrence of system failures, the amount of product and advertising revenues, the ability to successfully defend against pending legal proceedings, the failure to meet its future capital needs in light of ongoing losses, the growth and retention of its customer base, potential contractual, intellectual property or employment issues or the inability to successfully defend against litigation in the future. In addition, with respect to the merger of the Company with SB Acquisition, Inc., the following factors, among others, could cause actual events to differ materially from those described herein: inability to satisfy various conditions to the closing of the merger, including failure of buy.com stockholders to approve the merger or failure to obtain any necessary regulatory approvals; the costs related to the merger; the ability to defend against pending legal proceedings; the effect of the merger and/or interim financing on creditor, vendor, supplier, customer or other business relationships; the ability to retain personnel, including key personnel; and the results and effects of our inability to pay any amounts under the interim financing if the merger is not consummated.

Investors and security holders are advised to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information. Such proxy statement will be filed with the Securities and Exchange Commission by buy.com. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by buy.com at the Securities and Exchange Commission's website at www.sec.gov. The proxy statement and other such documents may also be obtained by buy.com by directing such request to buy.com, Inc., 85 Enterprise, Aliso Viejo, California
(949) 389-2000.

buy.com and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of buy.com with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in buy.com's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 27, 2001. This document is available free of charge at the Securities and Exchange Commission's website at http://www.sec.gov and from buy.com.

For further information, please contact financial, Robert Price, robert@buy.com, or media, Kathy Bearnan, kathy@buy.com, both of buy.com, +1-949-389-2247.

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

                                  BUY.COMINC
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                                   Quarter Ended June 30,            Six Months Ended June 30,
                                                                     2001            2000               2001              2000
                                                                -----------     -----------          -----------     -----------
Net revenues                                                    $    94,863     $   193,199          $   219,464     $   400,815
Cost of goods sold                                                   83,720         181,442              193,920         380,185
                                                                ===========     ===========          ===========     ===========

Gross profit                                                         11,143          11,757               25,544          20,630

Operating expenses:
   Sales and marketing                                                8,600          22,019               21,790          46,539
   Product development                                                1,690           5,785                5,955          10,155
   General and administrative                                         5,028           7,346               11,661          13,621
   Depreciation                                                       1,350           1,284                2,848           2,363
   Amortization of goodwill and intangibles                           1,365           2,856                4,170           5,813
   Amortization of deferred comp and warrants                           463             511                1,851           1,882
   Restructuring change                                                   -               -               34,678               -
                                                                -----------     -----------          -----------     -----------
      Total operating expenses                                       18,496          39,801               82,953          80,373
                                                                -----------     -----------          -----------     -----------

      Operating loss                                                 (7,353)        (28,044)             (57,409)        (59,743)

Other income (expense):
   Interest income                                                      354           2,312                1,055           3,700
   Other                                                                 12            (708)                 137            (822)
                                                                -----------     -----------          -----------     -----------

      Total other income (expense)                                      366           1,604                1,192           2,878

Net loss before equity in income (losses) of joint ventures          (6,987)        (26,440)             (56,217)        (56,865)

Equity in income (losses) of joint ventures, net                       1,241          (7,194)               5,299          (9,615)
                                                                -----------     -----------          -----------     -----------

Net loss                                                        $    (5,746)    $   (33,634)         $   (50,918)    $   (66,480)
                                                                ===========     ===========          ===========     ===========

Net loss per share
 Basic and diluted                                              $     (0.04)    $     (0.26)         $     (0.37)    $     (0.54)

Shares used in computation of basic and
 diluted loss per share                                         136,579,611     131,226,802          135,904,623     123,385,494

* Net loss, excluding amortization of goodwill and intangibles; amortization of deferred comp and warrants; restructuring change;
  and equity in income (losses) of joint ventures, net

Pro Forma Results

Pro forma net loss                                                   (5,159)        (23,073)             (15,518)        (49,170)

Pro forma basic and diluted loss per share                            (0.04)          (0.18)               (0.11)          (0.40)

Shares used in computation of pro forma basic and               136,579,611     131,226,802          135,904,623     123,385,494

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

                                  BUY.COMINC
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)



                                    ASSETS

                                                                  June 30,      December 31,
                                                                    2001            2000
                                                                -----------     ------------
Current Assets:
   Cash and cash equivalents, including
     restricted cash of $2,098 and $27,000                      $    14,474     $    56,656
   Marketable securities                                                  -          10,769
   Accounts receivable, net of allowances of $2,522 and $2,813       10,134          19,424
   Prepaid expenses and other current assets                          8,577           7,141
                                                                -----------     -----------
       Total current assets                                          33,185          93,990
                                                                -----------     -----------
Property and equipment, net                                          12,833          18,500
Intangibles, net                                                      6,681          23,622
Other noncurrent assets                                                 111             392
                                                                -----------     -----------
                                                                $    52,810     $   136,504
                                                                ===========     ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                             $    11,814     $    38,682
   Other liabilities and accrued expenses                             4,567           3,460
   Deferred revenue                                                   2,129           3,400
   Obligation to joint ventures, net                                      -           7,156
   Current portion of long-term debt                                    255             250
                                                                -----------     -----------
       Total current liabilities                                     18,765          52,948
                                                                -----------     -----------

Long-term debt, net of current portion                                  196             324
                                                                -----------     -----------
                                                                     18,961          53,272

Commitments and Contingencies

Stockholders' Equity:
   Common stock, $0.0001 par value;
      Authorized shares - 990,000,000
       Issued and outstanding-136,832,794 and 134,941,776
       at June 30, 2001 and December 31, 2000, respectively              13              13
      Additional paid-in capital                                    364,887         368,970
   Deferred compensation                                             (1,401)         (7,019)
   Accumulated deficit                                             (329,650)       (278,732)
                                                                -----------     -----------
       Total stockholders' equity                                    33,849          83,232
                                                                -----------     -----------
                                                                $    52,810     $   136,504
                                                                ===========     ===========

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